As filed with the Securities and Exchange Commission on November 19, 2021

Registration No. 333-14863

333-49091

333-49922

333-59084

333-61723

333-61724

333-85814

333-101325

333-132795

333-143274

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1

Loral Space & Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-0748324
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Telesat Corporation

160 Elgin Street

Suite 2100

Ottawa, Ontario, Canada K2P 2P7

(613) 748-8700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

The Loral Savings Plan

Loral Space & Communications Ltd. 1996 Stock Option Plan

Loral Space & Communications Ltd. Common Stock Purchase Plan for Directors

Loral Orion Network Systems, Inc. Amended and Restated 1987 Stock Option Plan

Loral Orion Network Systems, Inc. 1997 Stock Option Plan

Loral Orion Network Systems, Inc. Non-Employee Director Stock Option Plan

Stock Option Agreement dated as of July 17, 1996, between Orion Network Systems, Inc. and John G. Puente

Stock Option Agreement dated as of March 12, 1997, between Orion Network Systems, Inc. and Gustave M. Hauser

Loral Space & Communications Ltd. 2000 Stock Option Plan

Loral Space & Communications Inc. 2005 Stock Incentive Plan

(Full title of the plan)

The Corporation Trust Company

1209 Orange Street

City of Wilmington, County of New Castle, Delaware 19801

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

COPIES TO

Christopher S. DiFrancesco Vice-President, General Counsel and Secretary c/o Telesat Corporation 160 Elgin Street Suite 2100 Ottawa, Ontario, Canada K2P 2P7 (613) 748-8700	John L. Robinson, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

On November 23, 2020, Loral Space & Communications, Inc. (the “Registrant”) entered into Transaction Agreement and Plan of Merger, as amended on June 24, 2021 (as it may be amended from time to time, the “Transaction Agreement”) by and among Telesat Canada, Telesat Partnership LP (“Telesat Partnership”), Telesat Corporation (“Telesat Corporation”), Telesat CanHold Corporation, the Registrant, Lion Combination Sub Corporation (“Merger Sub”), Public Sector Pension Investment Board and Red Isle Private Investments Inc., pursuant to which Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Telesat Partnership. Pursuant to the Transaction Agreement, each share of the Registrant’s common stock was converted into the right to receive either one share of Telesat Corporation or one unit of Telesat Partnership that is exchangeable for one share of Telesat Corporation (the “Transaction”), subject to the terms and conditions therein..

This Post-Effective Amendment, filed by the Registrant, withdraws and removes from registration all unissued shares of common stock, par value $0.01 per share (“Common Stock”), of the Registrant and common stock, par value $0.01 per share (“Predecessor Common Stock”), of Loral Space & Communications Ltd. (“LSC Ltd”), under the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed with the U.S. Securities and Exchange Commission (the “SEC”), together with any and all plan interests and any other securities registered thereunder, without giving effect to any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increased the number of outstanding shares of Common Stock:

•	Registration Statement on Form S-8 (No. 333-14863), filed with the SEC on October 25, 1996, pertaining to the registration of 5,000,000 shares of Predecessor Common Stock authorized to be sold under the Loral Savings Plan (the “Savings Plan”), 12,000,000 shares of Predecessor Common Stock authorized to be sold under the LSC Ltd. 1996 Stock Option Plan (the “1996 Stock Option Plan”) and 200,000 shares of Predecessor Common Stock authorized to be sold under the LSC Ltd. Common Stock Purchase Plan for Directors.
•	Registration Statement on Form S-8 (No. 333-49091), filed with the SEC on April 1, 1998, pertaining to the registration of 1,397,446 shares of Predecessor Common Stock and related Loral Rights (as defined therein) issuable pursuant to the Loral Orion Network Systems, Inc. Amended and Restated 1987 Stock Option Plan, the Loral Orion Network Systems, Inc. 1997 Stock Option Plan, the Loral Orion Network Systems, Inc. Non-Employee Director Stock Option Plan, the Stock Option Agreement dated as of July 17, 1996 between Orion Network Systems, Inc. (the predecessor company to Loral Orion Network Systems, Inc., a subsidiary of the Registrant, “Orion”) and John G. Puente and the Stock Option Agreement dated as of March 12, 1997, between Orion and Gustave M. Hauser.
•	Registration Statement on Form S-8 (No. 333-61723), filed with the SEC on August 18, 1998, pertaining to the registration of 6,000,000 shares of Predecessor Common Stock authorized to be sold under the 1996 Stock Option Plan.
•	Registration Statement on Form S-8 (No. 333-49922), filed with the SEC on November 14, 2000, pertaining to the registration of 5,000,000 shares of Predecessor Common Stock authorized to be sold under the Savings Plan.
•	Registration Statement on Form S-8 (No. 333-59084), filed with the SEC on April 17, 2001, pertaining to the registration of 27,000,000 shares of Predecessor Common Stock authorized to be sold under the LSC Ltd. 2000 Stock Option Plan (the “2000 Stock Option Plan”).
•	Registration Statement on Form S-8 (No. 333-61724), filed with the SEC on May 25, 2001, pertaining to the registration of 15,000,000 shares of Predecessor Common Stock authorized to be sold under the Savings Plan.
•	Registration Statement on Form S-8 (No. 333-85814), filed with the SEC on April 8, 2002, pertaining to the registration of 10,000,000 shares of Predecessor Common Stock authorized to be sold under the 2000 Stock Option Plan.
•	Registration Statement on Form S-8 (No. 333-101325), filed with the SEC on November 20, 2002, pertaining to the registration of 15,000,000 shares of Predecessor Common Stock authorized to be sold under the Savings Plan.
•	Registration Statement on Form S-8 (No. 333-132795), filed with the SEC on March 29, 2006, pertaining to the registration of 1,390,452 shares of Common Stock authorized to be sold under the Registrant’s 2005 Stock Incentive Plan (the “2005 Plan”).
•	Registration Statement on Form S-8 (No. 333-143274), filed with the SEC on May 25, 2007, pertaining to the registration of 1,582,000 shares of Common Stock authorized to be sold under the 2005 Plan.

As a result of the Transaction, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act, including the Registration Statements. In accordance with undertakings made in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statements that remain unsold or unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, State of Ontario, Canada, on November 19, 2021.

LORAL SPACE & COMMUNICATIONS INC.

By:	/s/ Christopher DiFrancesco
Name:	Christopher DiFrancesco
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Daniel Goldberg	President and Chief Executive Officer (Principal Executive Officer,	November 19, 2021
Daniel Goldberg	Principal Financial Officer and Principal Accounting Officer)

/s/ Andrew Browne	Director	November 19, 2021
Andrew Browne

/s/ Christopher DiFrancesco	Director	November 19, 2021
Christopher DiFrancesco